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                                  EXHIBIT 11

                       COMPUTATION OF EARNINGS PER SHARE

                     For The Year Ended December 31, 1996
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Primary
  Average shares outstanding...........................   313,174
  Net effect of dilutive stock options based on the
  treasury stock method using average market price.....     6,010
                                                         --------
      Total............................................   319,184
                                                         --------

      Net income.......................................  $198,784
                                                         --------
      Per share amount.................................  $   0.62

 Fully Diluted
   Average shares outstanding..........................   313,174
   Net effect of dilutive stock options based on the
     treasury stock method using the period-end market
     price, if higher than average market price........     6,361
                                                         --------
      Total............................................   319,535
                                                         --------
      Net income.......................................  $198,784
                                                         --------
      Per share amount.................................  $   0.62

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